Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer 412.856.0363

RELEASE DATE: April 30, 2020

STANDARD AVB FINANCIAL CORP. ANNOUNCES FIRST QUARTER EARNINGS AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – April 30, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced earnings for the quarter ended March 31, 2020 of $1.1 million, or $0.24 per basic share, compared to $2.2 million, or $0.47 per basic share, for the quarter ended March 31, 2019. The decrease in earnings resulted primarily from a decrease in the net equity securities fair value adjustment included in noninterest income, a higher provision for loan losses and lower interest income, partially offset by lower income taxes. The Company’s annualized return on average assets and average equity was 0.46% and 3.14%, respectively, for the quarter ended March 31, 2020 compared to 0.91% and 6.35%, respectively, for the quarter ended March 31, 2019.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of May 11, 2020 and will be paid on May 26, 2020.

Timothy K. Zimmerman, CEO, stated, “During the first quarter, unprecedented steps were taken by Congress and the prudential regulators, among others, in response to the COVID-19 pandemic which has overshadowed our normal operations. In mid-March, the Company took immediate and decisive actions to protect our employees, our customers and the communities we serve. Our Pandemic Plan was activated and steps were taken to initiate a work from home program, separate key back office personnel and transfer them to alternative locations, close the lobbies of our community banking office locations except for appointments and concentrate customer service on drive-thru banking and our digital and mobile banking platforms.

Additionally, upon the passage of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) the Company implemented the Paycheck Protection Program (“PPP”) through the Small Business Administration (“SBA”). Other actions were also taken to assist customers including offering loan deferral programs, enhancing digital and mobile banking platforms by increasing ATM and online transaction limits and instituting foreclosure forbearance.

The results of operations for the first quarter of 2020 do not significantly reflect the long term economic impact of the COVID-19 pandemic on the Company’s operating results. Management is completing the documentation, funding and reporting for the loan programs and is assessing the other implications of the pandemic on future operating results. At this time, it is not possible to estimate the comprehensive effect of the programs. As we face the challenges and changes in operations necessitated by the COVID-19 pandemic, we believe the Company’s historically strong asset quality and capital levels coupled with good expense control will provide a strong foundation while managing through these difficult and unprecedented times.”

Total assets at March 31, 2020 increased $7.4 million, or 0.8%, to $991.8 million, from $984.4 million at December 31, 2019. The increase in total assets included an increase in cash and cash equivalents of $19.8 million, or 61.1%, partially offset by a decrease in investment securities of $11.0 million, or 6.7%, and a decrease in loans receivable of $3.0 million, or 0.4%. The increase in cash and cash equivalents was primarily the result of the Company being proactive in positioning itself with additional liquidity in anticipation of the need to assist customers during the developing COVID-19 pandemic. The decrease in investment securities resulted from several securities being called due to the current interest rate environment as well as normal pay downs.

Total deposits at March 31, 2020 decreased by $4.9 million, or 0.67%, to $729.5 million from $734.4 million at December 31, 2019. The decrease resulted from reductions in time deposits, money market accounts and interest-bearing checking accounts partially offset by increases in non-interest-bearing checking accounts and savings accounts. Borrowed funds increased by $13.7 million, or 13.3% to $116.6 million at March 31, 2020 from $102.8 million at December 31, 2019. The increase was primarily due to new Federal Home Loan Bank advances entered into during the period, partially offset by the repayment of a maturing long-term advance during the period as well as pay downs on amortizing long term advances.

Stockholders’ equity decreased by $1.1 million, or 0.8% to $140.7 million at March 31, 2020 from $141.8 million at December 31, 2019. The decrease was the result of net income earned during the period offset by a decrease in accumulated other comprehensive income, as well as dividends paid and stock repurchased during the quarter. On March 19, 2020, the Company temporarily suspended its stock repurchase plan.

The CARES Act, was signed into law on March 27, 2020, and provides over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. The CARES Act authorized the SBA to temporarily guarantee loans under a new 7(a) loan program, the PPP. As a qualified SBA lender, the Company was automatically authorized to originate PPP loans. Through April 29, 2020, the Company has received and is processing approximately 360 PPP applications totaling approximately $40.0 million of which $39.0 million have been approved by the SBA.

The Company is also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to defer loan payments. The Bank has received and is processing loan modifications for approximately 20% of the total loan portfolio allowing them to defer payments for up to 90 days. The Company anticipates the need for this program to continue in the coming weeks.

It is anticipated that certain industries will continue to suffer losses as a result of the COVID-19 pandemic. The Bank’s loan portfolio consists of both commercial real estate and commercial business loans that may be primarily impacted. The largest commercial loan concentrations are to the lessors of residential properties and the lessors of nonresidential properties representing 35.2% and 24.6% of the commercial loan portfolio, respectively.

Net interest income was $6.8 million for the three months ended March 31, 2020 compared to $7.1 million for the three months ended March 31, 2019. The net interest margin for the three months ended March 31, 2020 was 3.02%, compared to 3.21% for the same period in the prior year. The decreases in net interest income and net interest margin were primarily due to a decrease in the yield on interest-earning assets as well as a decrease in the average balance of loans outstanding.

A provision for loan losses of $550,000 was recorded for the three months ended March 31, 2020, compared to $108,000 for the three months ended March 31, 2019. The provision for the quarter was impacted by a number of things including increases in several qualitative factors, some of which were directly impacted by the COVID-19 pandemic, an increase in the loan balances included in the allowance calculation and increased reserves required on a few loans which experienced a deterioration in quality from the previous quarter. Non-performing loans at March 31, 2020 were $2.6 million, or 0.37% of total loans compared to $2.7 million, or 0.38% of total loans at December 31, 2019.

Noninterest income totaled $535,000 for the quarter ended March 31, 2020, compared to $1.1 million for the quarter ended March 31, 2019. The decrease in noninterest income for the three months ended March 31, 2020 was primarily the result of a $702,000 decrease in the net equity securities fair value adjustment, partially offset by increases in loan sale gains and referral fees and service charges.

Noninterest expenses totaled $5.5 million for both the quarter ended March 31, 2020 and the quarter ended March 31, 2019. While total noninterest expense remained relatively stable for both periods presented, federal deposit insurance, premises and occupancy expenses, and core deposit amortization were lower for the three months ended March 31, 2020. Those decreases were offset by increases in compensation and benefits and other operating expenses. The lower federal deposit insurance during the period was due to the application of small bank credits to both the fourth quarter 2019 and the first quarter 2020 assessments.

Income tax expense totaled $194,000 for the quarter ended March 31, 2020, compared to $543,000 for the quarter ended March 31, 2019. The decrease in income tax expense was primarily the result of a decrease in taxable income as well as a lower effective tax rate for the period.

Standard AVB Financial Corp., with total assets of $991.8 million at March 31, 2020, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard AVB Financial Corp.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

OPERATIONS DATA:	Three Months Ended March 31,
	2020	2019
Interest and Dividend Income	$9,036	$9,312
Interest Expense	2,207	2,163
Net Interest Income	6,829	7,149
Provision for Loan Losses	550	108
Net Interest Income after Provision for Loan Losses	6,279	7,041
Noninterest Income	535	1,138
Noninterest Expenses	5,510	5,467
Income before Income Tax Expense	1,304	2,712
Income Tax Expense	194	543
Net Income	$1,110	$2,169

Earnings Per Share - Basic	$0.24	$0.47
Earnings Per Share - Diluted	$0.24	$0.46
Annualized Return on Average Assets	0.46%	0.91%
Average Assets	$975,543	$968,935
Annualized Return on Average Equity	3.14%	6.35%
Average Equity	$141,938	$138,494
Efficiency Ratio	66.66%	63.80%
Net Interest Spread	2.70%	2.88%
Net Interest Margin	3.02%	3.21%
Annualized Noninterest Expense to Average Assets	2.27%	2.29%

FINANCIAL CONDITION DATA:	March 31,	December 31,
	2020	2019
Total Assets	$991,793	$984,387
Cash and Cash Equivalents	52,226	32,427
Investment Securities	153,605	164,566
Loans Receivable, Net	709,987	712,965
Deposits	729,536	734,406
Borrowed Funds	116,561	102,838
Total Stockholders' Equity	140,750	141,848

Book Value Per Share	$30.21	$29.06
Tangible Book Value Per Share	$24.29	$23.22

Allowance for Loan Losses	$5,383	$4,882
Non-Performing Loans	$2,637	$2,716
Allowance for Loan Losses to Total Loans	0.75%	0.68%
Allowance for Loan Losses to Non-Performing Loans	204.13%	179.75%
Non-Performing Assets to Total Assets	0.32%	0.32%
Non-Performing Loans to Total Loans	0.37%	0.38%